Exhibit 10.24

This document is an English translation of a document prepared in German. In case of any ambiguity, the German text shall prevail.

2. Supplement to the rental contract

dated June 6, 2018

and 1st supplement dated July 16/23, 2018

between

Fränkel Immobilien-Service GmbH, Allmandstraße 6, 88045 Friedrichshafen

and

CureVac Real Estate GmbH, Paul-Ehrlich-Straße 15, 72076 Tübingen

and

HSB Vermietungs- und Verpachtungs- GmbH & Co. KG, Kaiserstraße 58,

88348 Bad Saulgau

(Hereinafter also referred to as “parties”)

Preamble

Fränkel Immobilien-Service GmbH concluded a rental contract with CureVac Real Estate GmbH on June 6, 2018 for two buildings still to be constructed on the land at Friedrich-Miescher-Strasse 15 in Tübingen (hereinafter referred to as the "land"). Fränkel Immobilien-Service GmbH was not yet the owner of the land at the time the rental contract was concluded.

Fränkel Immobilien-Service GmbH has in the meantime refrained from executing the overall project and is entitled to withdraw from the rental contract until August 31, 2018 in accordance with Section 14 of the rental contract dated June 6, 2018 in conjunction with the 1st supplement to the rental contract dated July 16/23, 2018.

In order to ensure that the project can be realised in a timely manner, HSB Vermietungs- und Verpachtungs- GmbH & Co. KG intends to acquire the land itself in the first week of September 2018 and enter into the rental contract from June 6, 2018 and the first supplement to the rental contract from July 16/23, 2018.

In order not to risk any further delays to the project, which is expected to start construction on September 17, 2018, HSB Vermietungs- und Verpachtungs- GmbH & Co. KG also does not await the conclusion of a purchase contract for the project with a buyer. Instead, after conclusion of a purchase contract for the project between HSB Vermietungs- und Verpachtungs- GmbH & Co. KG and a buyer, the parties intend to transfer the lease to the buyer by way of a further supplement (see No. 9).

Against this background, the parties agree to the following provisions as the 2nd supplement to the rental contract dated June 6, 2018 together with the 1st supplement dated July 16/23, 2018:

1.	Fränkel Immobilien-Service GmbH withdraws as landlord from the rental contract with CureVac Real Estate GmbH with effect from the signing of this 2nd supplement to the rental contract dated June 6, 2018 together with the 1st supplement dated July 16/23, 2018.

2.	HSB Vermietungs- und Verpachtungs- GmbH & Co. KG will replace Fränkel Immobilien-Service GmbH as landlord in the existing rental contract dated June 6, 2018 together with the 1st supplement dated July 16/23, 2018 with CureVac Real Estate GmbH taking effect with the signing of this second supplement to the rental contract on the part of the landlord.

3.	Section 2, No. 1, third subparagraph, sentence 1 of the rental contract of June 6, 2018 is amended as follows:

"The Landlord undertakes to hand over the relevant rental property immediately after completion of the relevant rental property as described in Section 1 No. (1) of this contract, probably on 11.15.2019, at the latest on 02.15.2020 for rental property 1 and 04.15.2020, at the latest on 09.15.2020 for rental property 2.”

4.	Section 11, No. 1, letter a), sentence 1 of the rental contract dated June 6, 2018 is amended as follows:

"The tenant shall provide a deposit of € 344,576.40 (gross rent in accordance with Section 3 No. 1 of the contract for rental property 1 including VAT for 3 months) two weeks before the handover of rental property 1".

5.	Section 11, No. 1, letter b), sentence 1 of the rental contract dated June 6, 2018 is amended as follows:

"The tenant shall provide a deposit of € 344,576.40 (gross rent in accordance with Section 3 No. 1 of the contract for rental property 1 including VAT for 3 months) two weeks before the handover of rental property 2".

6.	In addition, the parties agree to the regulation on the payment of a construction cost subsidy by the tenant, which is in the annex to this supplement to the rental contract, as a new Section 11 a of the rental contract.

7.	Section 14, para. 1, letter a) of the rental contract from June 6, 2018 in the version of the first supplement to the rental contract of July 16/23, 2018 is amended as follows:

"The landlord expressly reserves the right to withdraw from the contract. This can be exercised if

a)	a legally binding purchase contract between the landlord and the University City of Tübingen in the form of Section 311 b of the German Civil Code (BGB) has not been concluded for the building plot by 30 September 2018 at the latest".

8.	Section 14, para. 4 of the rental contract dated June 6, 2018 in the version of the first supplement to the rental contract dated July 16/23, 2018 is amended as follows:

“The contracting parties agree that the withdrawal from the landlord is to be exercised in writing as follows:

- to the above number (3) a) by 30 September 2018 at the latest."

9.	Section 15, sentence 1 of the rental contract dated June 6, 2018 in the version of the first supplement to the rental contract dated July 16/23, 2018 is amended as follows:

“If the landlord has not handed over to the tenant rental property 1 in accordance with Section 1 (1) by 02.15.2020 at the latest or rental property 2 by 09.15.2020 at the latest, as specified in the contract, the landlord is obliged, due to the delayed handover, to pay the tenant a contractual penalty of € 5,000 for each day that the tenant is unable to use the respective rental property but up to a maximum of one month's rent for the rental property concerned.”

10.	HSB Vermietungs- und Verpachtungs- GmbH & Co. KG undertakes to provide a guarantee from its general contractor for the construction project, Georg Reisch GmbH & Co. KG, with a total amount of up to € 2,000,000.00, in order to secure any possible claim for damages by CureVac Real Estate GmbH against HSB Vermietungs- und Verpachtungs- GmbH & Co. KG resulting from the fact that HSB Vermietungs- und Verpachtungs- GmbH & Co. KG does not hand over the rental property 1 and the rental property 2 to CureVac Real Estate GmbH at the latest handover times specified in No. 3 of this second supplement.

The guarantee shall expire upon handover of rental property 1 and rental property 2 or if HSB Vermietungs- und Verpachtungs- GmbH & Co. KG has offered to hand over rental property 1 and rental property 2 to CureVac Real Estate GmbH in a manner that causes default of acceptance.

11.	HSB Vermietungs- und Verpachtungs- GmbH & Co. KG is entitled to transfer its rights and obligations under this contract to a third party at any time without the consent of CureVac Real Estate GmbH. With the announcement of this legal succession to CureVac Real Estate GmbH, HSB Vermietungs- und Verpachtungs- GmbH & Co. KG shall terminate all rights and obligations arising from the contractual relationship with CureVac Real Estate GmbH. The provisions of Sections 566(2), 578(1) of the German Construction Contract Procedures (BOB) are excluded. The HSB Vermietungs- und Verpachtungs- GmbH & Co. KG is not liable to CureVac Real Estate GmbH as guarantor for the fulfilment of the rental contract by the buyer in the event of the sale of the rental property. The contracting parties must record such a change of landlord in a written supplement to the rental contract.

12.	The remaining contractual provisions of the rental contract dated June 6, 2018 apply unchanged between HSB Vermietungs- und Verpachtungs- GmbH & Co. KG as the new landlord and CureVac Real Estate GmbH as tenant.

Friedrichshafen,	08.17.2018	Tübingen,	08.20.2018

Fränkel
Immobilien-Service GmbH
Allemandstraße 6		/s/CureVac Real Estate GmbH
88045 Friedrichshafen		CureVac Real Estate GmbH
		(Tenant)
/s/ Fränkel Immobilien-Service GmbH
Fränkel Immobilien-Service GmbH
(former Landlord)

Bad Saulgau,	08.17.2018	Tübingen,	08.22.18

/s/ Pierre Kemula
HSB Vermietungs- und Verpachtungs- GmbH & Co. KG	Pierre Kemula
(new Landlord)	Chief Financial Officer

/s/ Dr. Franz-Werner Haas
Dr. Franz-Werner Haas
Chief Corporate Officer

CureVac AG
(Joint and several debtor together with CureVac Real Estate GmbH)

Annex to the 2nd supplement to the rental contract dated June 6, 2018 and the 1st supplement dated July 16/23, 2018

Section 11a Construction cost subsidy/rent security deposit

1.	The parties agree that the rental property will be erected by the landlord according to the tenant's individual needs of use.

In order to be able to construct the new rental property, the tenant pays a construction cost subsidy to the landlord, which also serves as a rent security deposit.

The construction cost subsidy is paid by the tenant for both construction phases.

The construction cost subsidy for the 1st construction phase amounts to € 2,756,611.20 (gross rent according to Section 3 (1) of the rental contract for rental property 1 including VAT for 24 months). It is due for payment to the landlord from the start of construction of the 1st construction phase, whereby construction commences upon presentation of the notice of commencement of construction in accordance with Section 59 (2) of the Regional Building Regulations (LBO). Payment shall be made concurrently against delivery of the guarantee of Georg Reisch GmbH & Co. KG, which is described in more detail in Section 10 of the 2nd supplement to the rental contract (to which this regulation is attached as an annex).

The construction cost subsidy for the 2nd construction phase amounts to € 2,756,611.20 (gross rent according to Section 3 (1) of the rental contract for rental property 2 including VAT for 24 months). This construction cost subsidy is due for payment to the landlord at the start of construction work on the 2nd construction phase, whereby construction commences at the start of the excavation work. Payment shall be made concurrently against delivery of the guarantee of Georg Reisch GmbH & Co. KG, which is described in more detail in Section 10 of the 2nd supplement to the rental contract (to which this regulation is attached as an annex).

The contracting parties shall make the following arrangements for handling the construction cost subsidy by mutual agreement in accordance with Section 547 of the German Civil Code (BGB).

2.	The construction cost advances paid by the tenant in accordance with No. 1 of this agreement shall bear interest at a rate of 1.5% p.a., payable by the landlord at the end of each year. The amount of interest is added to the advance on construction costs.

3.	The advances on construction costs paid by the tenant are offset in equal parts against the current monthly rent owed under the contract for the last 5 years of the rental period. By offsetting, the rent for the last 5 years of the rental period is partially satisfied monthly. The construction cost subsidies will only be offset against the rent; the tenant is obliged to bear the operational costs until the end of the rental period in accordance with Section 3 No. 5 of the rental contract and to make the advance payment of operational costs in accordance with Section 3 Paragraphs 1 and 7 of the rental contract to the landlord in due time in accordance with Section 3 Paragraph 3 of the rental contract.

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Annex to the 2nd supplement to the rental contract from June 6, 2018 and the 1st supplement from July 16/23, 2018

4.	If the rental relationship ends before expiry of the contractually agreed rental period for an important reason attributable to the tenant, the construction cost subsidy not yet offset against the rent up to this point in time in accordance with the above section 3.), which then serves as a rent security deposit, shall be offset as follows:

-	The remaining construction cost subsidy is initially offset against the loss of rent that the landlord suffers in the period between the termination of the tenancy and the establishment of a new subsequent tenancy.

-	The construction cost subsidy is offset against the expenses incurred by the landlord to convert the rental property in order to enable the rental property to be re-let through a subsequent tenancy.

-	The construction cost subsidy is offset against the landlord's loss of rental income which the landlord suffers until the expiry of the contractually agreed fixed rental period because the rent of the subsequent tenancy is lower than the last contractual rent of this contract.

The remaining construction cost subsidy or rent security deposit shall be returned by the landlord to the tenant in accordance with the principles of restitution of unjust enrichment (Sections 812 et seq. of the German Civil Code (BGB)). In this case, however, the existence of unjust enrichment is only finally determined at the end of the fixed rental period by balancing the construction cost subsidy against the above-mentioned deductions (indents 1 to 3). The objection of financial loss is excluded.

-	An important reason for termination of the tenancy attributable to the tenant is also a termination of the tenancy in accordance with Section 109 of the German Insolvency Code (lnsO) by the temporary or permanent insolvency administrator in the event of an application and/or opening of insolvency proceedings on the assets of the tenant.

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Annex to the 2nd supplement to the rental contract from June 6, 2018 and the 1st supplement from July 16/23, 2018

5.	If the rental relationship ends before expiry of the agreed rental period for an important reason for which the landlord is responsible, the tenant is in principle entitled to claim repayment of the construction cost subsidy from the landlord. The landlord is entitled to offset all claims against the tenant to which the landlord is entitled from the tenancy against the tenant's claim for repayment, in particular arrears from rent payments and advance payments of operational costs, as well as claims of the landlord from completed operational costs settlements. This offsetting must take place before the rent security deposit is used in accordance with Section 11.

6.	Any claims of the tenant for repayment of the construction cost subsidies after the settlements in accordance with the above paragraphs shall bear interest at the earliest from the effective date of termination or other termination of the tenancy.

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